Exhibit 15.1

CONSENT OF CUSHMAN & WAKEFIELD ARGENTINA S.A.

We hereby consent to the use of our name in the Annual Report on Form 20-F of Adecoagro S.A. for the year ended December 31, 2023 and any amendments thereto (the “Annual Report”) and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2023, prepared for Adecoagro S.A. (the “Cushman Report”), wherever appearing in the Annual Report, including but not limited to references to our company under the heading “Item 4. Information on the Company” in the Annual Report.

We also hereby consent to the incorporation by reference of our name and the references to and information contained in the Cushman Report, wherever appearing in the Annual Report, including but not limited to references to our company under the heading “Item 4. Information on the Company” in the Annual Report, into the previously filed Registration Statements on Form S-8 (File Nos. 333-270782, 333-264097, 333-254958, 333-230636, 333-217141, 333-207017, 333-173327 and 333-278689) of Adecoagro S.A.

Dated: April 26, 2024

Cushman & Wakefield Argentina S.A.

By:	/s/ Julio C. Speroni
Name:	Julio C. Speroni
Title:	Valuation Manager